Consent of Independent Auditors


We consent to the incorporation by reference in this Annual Report (Form 10-K) of International Dairy Queen, Inc. of our report dated January 10, 1997, included in the 1996 Annual Report to Shareholders of International Dairy Queen, Inc.

Our audits also included the financial statement schedule of International Dairy Queen, Inc. listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statements (Nos. 33-40784, 33-52781, and 33-58615) on Form S-8 of our report dated January 10, 1997, with respect to the consolidated financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedule included in this Annual Report (Form 10-K) of International Dairy Queen, Inc.



Minneapolis, Minnesota
February 19, 1997


/S/ Ernst & Young LLP
    Ernst & Young LLP